Exhibit 99

For Immediate Release

LOCKHEED MARTIN ANNOUNCES EARLY RESULTS AND SATISFACTION OF MINIMUM

CONDITION OF EXCHANGE OFFER

Subsequent Tenders to Receive Total Exchange Consideration

BETHESDA, Md., May 10, 2010 – Lockheed Martin Corporation (NYSE: LMT) today announced early results of its offer to exchange any and all of its outstanding debt securities listed in the table below (the “old notes”) for a new series of 5.72% notes due 2040 (the “new notes”) and, in the case of the 7.20% Debentures due 2036, an additional cash amount (the “exchange offer”). The approximate principal amounts of each series of old notes that have been validly tendered for exchange, as of 5:00 p.m., New York City time, on May 7, 2010 (the “early participation date”), based on information provided by the exchange agent to Lockheed Martin, are presented in the table below. These tendered old notes may not be withdrawn. The amount of outstanding old notes validly tendered and not validly withdrawn as of the early participation date, as reflected in the table below, exceeded the minimum condition of the exchange offer.

CUSIP	Common Code	Series	Maturity Date of Old Notes	Aggregate Principal Amount Outstanding	Approximate Aggregate Principal Amount Tendered as of 5/7/10
539830AE9	015938960	7.65% Debentures due 2016	5/1/16	$600,000,000	$147,340,000
539830AF6	021068888	7.75% Debentures due 2026	5/1/26	$423,015,000	$148,200,000
539830AK5	010477387	8.50% Debentures due 2029	12/1/29	$316,347,000	$111,300,000
539830AD1	034633070	7.20% Debentures due 2036	5/1/36	$300,000,000	$201,704,000

				Total:	$608,544,000

Lockheed Martin also announced today that holders of old notes that validly tender their old notes after the early participation date and prior to the expiration of the exchange offer will also receive the same total exchange consideration (including the early participation payment) for the series of old notes tendered as will be received by holders of old notes that validly tendered the same series of old notes by the early participation date. Tenders submitted in the exchange offer after the early participation date of the exchange offer will be irrevocable except in the limited circumstances required by law (as determined by Lockheed Martin).

The exchange offer is only made, and copies of the offering documents will only be made available, to holders of the old notes who have certified to Lockheed Martin in an eligibility letter as to certain matters, including (1) their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) outside the United States, their status as non-U.S. persons as defined in Regulation S under the Securities Act. The exchange offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on May 21, 2010, unless extended.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

# # #

Investor Contact:

Jerry Kircher, Vice President, Investor Relations, 301-897-6584; email, jerry.f.kircher@lmco.com

Shamala N. Littlefield, Director, Investor Relations, 301-897-6455; email, shamala.littlefield@lmco.com

Media Contact:

Jeff Adams, 301-897-6308; email, jeffery.adams@lmco.com

This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.